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Lin Cummins
(248) 435-7112
linda.cummins@arvinmeritor.com

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ArvinMeritor Reports Second-Quarter Fiscal Year 2010 Results

Announces Net Income from Continuing Operations Up $64 Million from
Prior Year and Positive Free Cash Flow for Fourth Consecutive Quarter

TROY, Mich. (May 4, 2010) — ArvinMeritor, Inc. (NYSE: ARM) today reported financial results for its second fiscal quarter ended March 31, 2010.

Quarterly Highlights
  Sales of $1.2 billion, up approximately $245 million or 25 percent, from the same period last year.

  Net income from continuing operations was $16 million or $0.20 per diluted share, compared to a net loss from continuing operations of $48 million or $0.66 per diluted share, in the same period last year.

  Cash flow from operations was $65 million in the second quarter of fiscal year 2010.

  Free cash flow (cash flow from operations less capital expenditures) of $45 million in the second quarter of fiscal year 2010, compared to free cash outflow of $138 million in the same period last year.

     “We are pleased to report favorable earnings this quarter, primarily due to ongoing strength in emerging markets and slightly improved commercial vehicle volumes in North America and Europe,” said Chip McClure, chairman, CEO and president. “I am also proud of the hard work we’ve done to convert our earnings to cash which resulted in our fourth consecutive quarter of positive free cash flow.”

Second-Quarter Fiscal Year 2010 Results

     For the second quarter of fiscal year 2010, ArvinMeritor posted sales from continuing operations of $1.2 billion, an increase of approximately 25 percent from the same period last year. This increase is primarily due to strengthening in most original equipment markets globally. Net income was $13 million, an increase of $62 million from the prior year’s second fiscal quarter.

     Adjusted EBITDA was $64 million, up $32 million from the same period last year. The company had strong margin conversion on incremental sales despite the return of temporary cost reductions implemented in fiscal year 2009 and the reduction in demand for certain military OEM and service products versus 2009.

     Adjusted income from continuing operations was $15 million (including $12 million of tax benefits recognized in the second quarter), or $0.18 per diluted share, compared to an adjusted loss from continuing operations of $11 million or $0.15 per diluted share, in the same period last year. Adjustments were a net $1 million benefit which included a loss on debt extinguishment of $13 million offset by the reversal of income tax valuation allowances and a gain on the settlement of a note receivable.

     Free cash flow for the second quarter of fiscal year 2010 was $45 million, an increase of $183 million compared to the prior year’s second fiscal quarter.

Segment EBITDA

     Commercial truck sales were $458 million, up $109 million from the same period last year. EBITDA for the Commercial Truck segment was $15 million for the quarter, up $43 million from the second quarter loss in fiscal year 2009, primarily due to increased revenue.

     Sales for the company’s Industrial segment were $248 million, up $20 million from the second quarter of fiscal year 2009. EBITDA for the company’s Industrial segment was $27 million, down approximately $17 million from the same period last year, due to a decrease in the volume of certain military programs.

     The Aftermarket and Trailer segment posted sales of $238 million, down $12 million from the same period last year. EBITDA for Aftermarket and Trailer was $17 million, down approximately $19 million from the second quarter of fiscal year 2009. This was also primarily due to a decrease in the volume of certain military programs.

     Sales for the Light Vehicle Systems (LVS) segment were $339 million, up from $224 million in the same period last year. EBITDA for LVS was $8 million, up $25 million from the same period last year, due to incremental sales and results of cost-cutting actions.

Light Vehicle Systems Update

     ArvinMeritor is actively pursuing its strategy to divest its remaining LVS business. The company is working with interested parties toward a successful conclusion by the end of calendar year 2010.

Liquidity

     In the second quarter of fiscal year 2010, the company completed a series of actions to enhance liquidity and strengthen its balance sheet.

     ArvinMeritor extended the maturity date on its revolving credit facility to January 2014. In conjunction with this extension, the size of the facility was reduced to $539 million through June 2011, and will further reduce to $396 million thereafter.

     In March, the company issued in a public offering approximately 20 million shares of common stock at a price of $10.50 per share resulting in approximately $200 million of net proceeds.

     ArvinMeritor also issued in a public offering $250 million of unsecured notes at an interest rate of 10.625 percent which mature in March 2018. The majority of the proceeds from the sale of those notes was used to fund the repurchase of $175 million of its 8.75 % notes due in 2012.

     The company began its third quarter with $274 million in cash balances and unutilized, readily-available commitments of $560 million under its revolving credit and U.S. accounts receivable securitization facilities.

Outlook

     For the third quarter of fiscal year 2010 (compared to the second fiscal quarter of 2010), the company anticipates:
  Revenue to be flat.

  Adjusted EBITDA to be flat.

  Adjusted income from continuing operations to be lower due to taxes.

  Free cash flow before factoring and restructuring to be approximately breakeven.

  Free cash flow to be slightly positive.
     “We anticipate markets in Europe, South America and Asia Pacific to continue to strengthen, while the North American market may soften in the short-term as a result of the emissions changeover and a lower demand for military products,” said McClure. “We will stay focused on achieving our priorities for 2010 that include a continued focus on cost management, divestiture of the light vehicle business, successful execution during the rebound in global markets, product innovation, profitable growth and balance sheet management.”

About ArvinMeritor

     ArvinMeritor, Inc. is a premier global supplier of a broad range of integrated systems, modules and components to original equipment manufacturers and the aftermarket for the transportation and industrial sectors. The company marked its centennial anniversary in 2009, celebrating a long history of 'forward thinking.' The company serves commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets, and light vehicle manufacturers. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For important information about the company, visit the company's Web site at: http://www.arvinmeritor.com.

Forward-Looking Statements

This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. There are risks and uncertainties relating to the company’s announced plans to divest the Body Systems business of LVS and any of the strategic options under which to pursue such divestiture. In the case of any sale of all or a portion of the business, these risks and uncertainties include the timing and certainty of completion of any sale, the terms upon which any purchase and sale agreement may be entered into (including potential substantial costs) and whether closing conditions (some of which may not be within the company’s control) will be met. In the case of any shut down of portions of the business, these risks and uncertainties include the amount of substantial severance and other payments as well as the length of time we will continue to have to operate the business, which is likely to be longer than in a sale scenario. There is also a risk of loss of customers of this business due to the uncertainty as to the future of this business. In addition, actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to global economic and market cycles and conditions, including the recent global economic crisis; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); whether our liquidity will be affected by declining vehicle production volumes in the future; availability and sharply rising cost of raw materials, including steel and oil; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of the company’s suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations and the ability to achieve the expected benefits of restructuring actions; the ability to achieve anticipated or continued cost savings from reduction actions; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to continue to comply with covenants in its financing agreements; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability and warranty and recall claims; rising costs of pension and other post-retirement benefits and possible changes in pension and other accounting rules; as well as other risks and uncertainties, including but not limited to those detailed from time to time in filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Measures

     In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding Adjusted income or loss from continuing operations, Adjusted diluted earnings per share from continuing operations, Adjusted EDITDA, Free cash flow and Free cash flow before restructuring payments and changes in off-balance sheet accounts receivable factoring and securitization, which are non-GAAP financial measures.

     Adjusted income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income or loss from continuing operations and reported diluted earnings or loss per share from continuing operations before restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures.

     Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that Adjusted EBITDA is a meaningful measure of performance as it is commonly utilized by management and the investment community to analyze operating performance in our industry. Further, management uses Adjusted EBITDA for planning and forecasting in future periods. Management believes that Free cash flow and Free cash flow before restructuring payments and changes in off-balance sheet accounts receivable factoring and securitization are useful in analyzing our ability to service and repay debt.

     Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations and Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow and Free cash flow before restructuring payments and changes in off-balance sheet accounts receivables factoring and securitization should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to service debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.

     Set forth on the following pages are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Second-Quarter 2010 Conference Call

     The company will host a conference call and Web cast to present the company’s fiscal year 2010 second-quarter financial results on Tuesday, May 4, 2010, at 9 a.m. (ET).

     To participate, call (617) 213-4846, ten minutes prior to the start of the call. Please reference pass code 67997437 when dialing in. Investors can also listen to the conference call in real time – or for seven days by recording – by visiting www.arvinmeritor.com.

     A replay of the call will be available from noon on May 4, to 11:59 p.m. May 11, 2010, by calling (888) 286-8010 (within the United States) or (617) 801-6888 for international calls. Please refer to replay pass code number 13440511.

     To access the listen-only audio Web cast, visit the ArvinMeritor Web site at www.arvinmeritor.com and select the Web cast link from the home page or the investor page.

ARVINMERITOR, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Sales	$1,207	$962	$2,353	$2,182
Cost of sales	(1,083)	(885)	(2,114)	(2,030)
GROSS MARGIN	124	77	239	152
Selling, general and administrative	(89)	(59)	(174)	(156)
Restructuring costs	—	(46)	(2)	(70)
Asset Impairment charges	—	—	—	(223)
Other operating expense	—	(1)	—	(1)
OPERATING INCOME (LOSS)	35	(29)	63	(298)
Other income	1	—	1	—
Equity in earnings (losses) of affiliates	11	(3)	21	1
Interest expense, net	(31)	(24)	(54)	(47)
INCOME (LOSS) BEFORE INCOME TAXES	16	(56)	31	(344)
Benefit (provision) for income taxes	4	9	(10)	(621)
INCOME (LOSS) FROM CONTINUING OPERATIONS	20	(47)	21	(965)
LOSS FROM DISCONTINUED OPERATIONS, net of
tax	(3)	(2)	(1)	(55)
NET INCOME (LOSS)	17	(49)	20	(1,020)
Less: Net income (loss) attributable to
noncontrolling interests	(4)	—	(7)	10
NET INCOME (LOSS) ATTRIBUTABLE TO
ARVINMERITOR, INC.	$13	$(49)	$13	$(1,010)

NET INCOME (LOSS) ATTRIBUTABLE TO
ARVINMERITOR, INC.
Income (loss) from continuing operations	$16	$(48)	$14	$(968)
Loss from discontinued operations	(3)	(1)	(1)	(42)
Net income (loss)	$13	$(49)	$13	$(1,010)

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$0.20	$(0.66)	$0.18	$(13.37)
Discontinued operations	(0.04)	(0.01)	(0.01)	(0.58)
Diluted earnings (loss) per share	$0.16	$(0.67)	$0.17	$(13.95)

Diluted average common shares outstanding	83.1	72.6	79.0	72.4

ARVINMERITOR, INC.
CONSOLIDATED BALANCE SHEET
(Unaudited, In millions)

	March 31,	September 30,
	2010	2009
ASSETS:
Cash and cash equivalents	$274	$95
Receivables, trade and other, net	766	694
Inventories	410	374
Other current assets	114	97
Assets of discontinued operations	—	56
TOTAL CURRENT ASSETS	1,564	1,316
Net property	433	445
Goodwill	429	438
Other assets	343	306
TOTAL ASSETS	$2,769	$2,505

LIABILITIES AND SHAREOWNERS’ EQUITY (DEFICIT):
Short-term debt	$1	$97
Accounts payable	791	674
Other current liabilities	427	411
Liabilities of discontinued operations	—	107
TOTAL CURRENT LIABILITIES	1,219	1,289
Long-term debt	1,031	995
Retirement benefits	1,077	1,077
Other liabilities	319	310

Shareowners’ deficit attributable to ArvinMeritor, Inc.	(910)	(1,195)
Noncontrolling interests	33	29
TOTAL EQUITY (DEFICIT)	(877)	(1,166)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$2,769	$2,505

ARVINMERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
(Unaudited, In millions)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Sales:
Commercial Truck	$458	$349	$891	$944
Industrial	248	228	474	438
Aftermarket & Trailer	238	250	460	504
Light Vehicle Systems	339	224	685	487
Intersegment Sales	(76)	(89)	(157)	(191)
Total sales	$1,207	$962	$2,353	$2,182
EBITDA:
Commercial Truck	$15	$(28)	$27	$(19)
Industrial	27	44	49	65
Aftermarket & Trailer	17	36	34	53
Light Vehicle Systems	8	(17)	16	(47)
Segment EBITDA	67	35	126	52
Unallocated Corporate Costs	(3)	(3)	(6)	(4)
Adjusted EBITDA	$64	$32	$120	$48
Loss on Sale of Receivables	(1)	(2)	(2)	(6)
Depreciation and Amortization	(20)	(15)	(38)	(41)
Interest Expense, Net	(31)	(24)	(54)	(47)
Restructuring Costs	—	(46)	(2)	(70)
Asset Impairment Charges	—	—	—	(223)
LVS Separation Costs	—	(2)	—	(8)
Benefit (Provision) for Income
Taxes	4	9	(10)	(621)
Income (Loss) from Continuing
Operations attributable to ArvinMeritor, Inc.	$16	$(48)	$14	$(968)
Income (Loss) from Discontinued
Operations attributable to ArvinMeritor, Inc.	(3)	(1)	(1)	(42)
Net Income (Loss)	$13	$(49)	$13	$(1,010)

ARVINMERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, In millions)

	Six Months Ended March 31,
	2010	2009
OPERATING ACTIVITIES
Income (loss) from continuing operations	$21	$(965)
Adjustments to income (loss) from continuing operations:
Depreciation and amortization	38	41
Asset Impairment charges	—	223
Restructuring costs, net of payments	(10)	40
Deferred income tax expense (benefit)	(3)	618
Pension and retiree medical expense	48	40
Other adjustments to income (loss) from continuing operations, net	(1)	7
Pension and retiree medical contributions and settlements	(44)	(59)
Interest proceeds on note receivable	12	—
Changes in off-balance sheet receivable securitization and factoring	41	(187)
Changes in assets and liabilities	(2)	(160)
Operating cash flows provided by (used for) continuing operations	100	(402)
Operating cash flows used for discontinued operations	(8)	(38)
CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	92	(440)
INVESTING ACTIVITIES
Capital expenditures	(42)	(72)
Other investing activities	3	8
Net investing cash flows used for continuing operations	(39)	(64)
Net investing cash flows provided by (used for) discontinued operations	16	(12)
CASH USED FOR INVESTING ACTIVITIES	(23)	(76)
FINANCING ACTIVITIES
Borrowings (payments) on revolving credit facility, net	(28)	318
Payments on accounts receivable securitization program, net	(83)	(23)
Proceeds from debt issuance	245	—
Repayment of notes	(175)	(83)
Payments on lines of credit and other, net	(14)	(2)
Net change in debt	(55)	210
Issuance and debt extinguishment costs	(44)	—
Proceeds from stock issuance	209	—
Other financing activities	(1)	—
Cash dividends	—	(8)
Net financing cash flows provided by continuing operations	109	202
Net financing cash flows provided by discontinued operations	—	8
CASH PROVIDED BY FINANCING ACTIVITIES	109	210
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE
RATES ON CASH AND CASH EQUIVALENTS	1	(26)
CHANGE IN CASH AND CASH EQUIVALENTS	179	(332)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	95	497
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$274	$165

ARVINMERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE – RECONCILIATION
Non-GAAP
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended
	March 31,
	2010	2009
Income (loss) from continuing operations
attributable to ArvinMeritor, Inc.	$16	$(48)
Adjustments:
Restructuring costs	—	46
LVS separation costs	—	2
Loss on debt extinguishment	13	—
Gain on settlement of note receivable	(6)	—
Income taxes	(8)	(11)
Adjusted income (loss) from continuing operations	$15	$(11)

Diluted earnings (loss) per share from continuing
operations	$0.20	$(0.66)
Impact of adjustments on diluted earnings (loss) per
share	(0.02)	0.51
Adjusted diluted earnings (loss) per share from continuing
operations	$0.18	$(0.15)

Diluted average common shares outstanding	83.1	72.6

ARVINMERITOR, INC.
FREE CASH FLOW - RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Quarter Ended
	March 31,
	2010	2009
Cash flows provided by (used for) operating activities	$65	$(102)
Capital expenditures – continuing operations	(20)	(34)
Capital expenditures – discontinued operations	—	(2)
Free cash flow	$45	$(138)